Exhibit 5.1
August 30, 2007
Coleman Cable, Inc.
CCI Enterprises, Inc.
CCI International, Inc.
Copperfield, LLC
Oswego Wire Incorporated
Spell Capital Corporation
1530 Shields Drive
Waukegan, Illinois 60085
     Re:   Registration Statement on Form S-4 of Coleman Cable, Inc. and the Guarantors (as defined below)
Ladies and Gentlemen:
     We have acted as special counsel to Coleman Cable, Inc., a Delaware corporation (the “Company”), CCI Enterprises, Inc. (“Enterprises”), CCI International, Inc. (“International”), Copperfield, LLC (“Copperfield”), Oswego Wire Incorporated (“Oswego”) and Spell Capital Corporation (“Spell” and, together with Enterprises, International, Copperfield and Oswego, the “Guarantors”) in connection with the preparation of the Registration Statement on Form S-4, as amended through the date hereof (the “Registration Statement”), filed on behalf of the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) relating to the Company’s offer to exchange $120,000,000 aggregate principal amount of its 9 7/8% Senior Notes due 2012 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the guarantees for the Exchange Notes by the Guarantors (the “Exchange Guarantees,” and together with the Exchange Notes, the “Exchange Securities”).
     The Exchange Securities are to be offered by the Company and the Guarantors, respectively, in exchange for $120,000,000 aggregate principal amount of 9 7/8% Senior Notes due 2012 which were issued and sold in a transaction exempt from registration under the Securities Act (the “Original Notes”) and the guarantees for the Original Notes by the Guarantors (the “Original Guarantees” and, together with the Original Notes, the “Original Securities”), all as more fully described in the Registration Statement. The Exchange Securities will be issued under that certain Indenture, dated as of September 28, 2004 (the “Indenture”), among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the prospectus (the “Prospectus”) contained in the Registration Statement.

     This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, in the form filed with the Commission and as amended through the date hereof; (ii) the Certificate of Incorporation of the Company and each of the Guarantors as currently in effect; (iii) the By-laws of the Company and each of the Guarantors as currently in effect; (iv) an execution copy of the Indenture; (v) the form of the Exchange Securities; and (vi) resolutions adopted by the Board of Directors of the Company and each of the Guarantors authorizing, among other things, the filing of the Registration Statement and the issuance and exchange of the Exchange Securities for the Original Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and/or the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and/or the Guarantors, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In rendering the opinions expressed below, we have, with your consent, assumed the legal capacity of all natural persons, that the signatures of persons signing all documents in connection with which this opinion letter is rendered are genuine, that all documents submitted to us as originals or duplicate originals are authentic, that all documents submitted to us as copies, whether certified or not, conform to authentic original documents and that the Indenture is the valid and legally binding obligation of the Trustee. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others. Additionally, we have assumed for the purposes of this letter and the opinions in paragraphs 1 and 2 below that the law of Minnesota and Texas are substantially the same as the law of New York. We are not licensed to practice law in Minnesota or Texas.
     Based upon and subject to the foregoing and the qualifications, assumptions and limitations set forth herein, we are of the opinion that:
     1. The issuance and exchange of the Exchange Notes for the Original Notes have been duly authorized by requisite corporate action by the Company, and the issuance of the Exchange Guarantees has been duly authorized by requisite corporate or limited liability company action, as applicable, by the Guarantors.
     2. The Exchange Notes will be valid and binding obligations of the Company, and the Exchange Guarantees will be valid and binding obligations of the Guarantors, in each case, entitled to the benefits of the Indenture and enforceable against the Company and the Guarantors, respectively, in accordance with their terms, except to the extent that the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Securities Act; (ii) the Exchange Securities are duly executed and authenticated in accordance with the provisions of the Indenture; and (iii) the Exchange Securities shall have been issued and delivered in exchange for the Original Securities pursuant to the terms set forth in the Prospectus.
     The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing and the laws of the United States of America to the extent referred to specifically herein, and we express no opinion with respect to the laws of any other country, state or jurisdiction.
     We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Winston & Strawn LLP